THOMAS P. SWEENEY III EMPLOYMENT AGREEMENT


        This AGREEMENT (the "Agreement") is made as of August 18, 2004 (the "Effective Date"), by and between Front Porch Digital, Inc., a Nevada corporation with its headquarters located in Mt. Laurel, New Jersey (the "Employer"), and Thomas P. Sweeney III (the "Executive"). In consideration of the mutual covenants contained in this Agreement, the Employer and the Executive agree as follows:

        1. EMPLOYMENT. The Employer agrees to employ the Executive and the Executive agrees to be employed by the Employer on the terms and conditions set forth in this Agreement.

        2. CAPACITY; LOCATION. The Executive shall serve the Employer as Chief Executive Officer and, if duly elected, the Executive agrees to act as Chairman of the Employer's Board of Directors for as long as he is employed as the Chief Executive Officer and so elected. In his capacity of Chief Executive Officer, Executive will report to the Board of Directors, and shall be responsible for all strategic and operational matters relating to the Employer's overall business requirements subject to the direction of the Board of Directors. In such capacity, the Executive shall perform such services and duties in connection with the business, affairs and operations of the Employer as may be assigned or delegated to the Executive from time to time by or under the authority of the Board of Directors. Executive's employment with Employer will be based in Employer's Boulder, Colorado office; PROVIDED, that Executive may be required from time to time to travel in connection with Employer's business needs.

        3. TERM. Unless earlier terminated as provided in this Agreement, the term of the Executive's employment under this Agreement shall be for a period of two (2) years beginning on the Effective Date (the "Initial Term"). This Agreement may be renewed or extended if mutually agreed to by the Employer and Executive in writing (the Initial Term, together with any subsequent employment period being referred to herein as the "Employment Term").

        4. COMPENSATION AND BENEFITS. The regular compensation and benefits payable to the Executive during the Employment Term under this Agreement shall be as follows:

                (a) BASE SALARY. For all services rendered by the Executive under this Agreement, the Employer shall pay the Executive a base salary (the "Salary") at the annual rate of Two Hundred Seventy-Five Thousand Dollars ($275,000.00). Such Salary shall be increased to Three Hundred Thousand Dollars ($300,000.00) on January 1, 2005 and shall be subject to further increase from time to time at the discretion of the Board of Directors upon the recommendation of the Compensation Committee of the Board of Directors (the "Compensation Committee"). The Salary shall be payable in periodic installments in accordance with the Employer's usual practice for its senior executives.

                (b) BONUS. Executive shall be eligible for an annual bonus of up to 100% of Executive's Salary based upon Executive's achievement of certain performance criteria to be determined and evaluated by the Board of Directors it its sole discretion. Such bonus shall be payable on or before February 25th of each year.

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                (c)     REGULAR BENEFITS. The Executive shall be reimbursed for
        an individual health insurance policy to a maximum of Seven Hundred Fifty Dollars ($750.00) per month or shall be entitled to health insurance benefits from Employer, and shall also be entitled to participate in any employee benefit plans, life insurance plans, disability income plans, retirement plans, expense reimbursement plans and other benefit plans which the Employer may from time to time have in effect for all or most of its executive management employees. Such participation shall be subject to the terms of the applicable plan documents, generally applicable policies of the Employer, applicable law and the discretion of the Board of Directors, the Compensation Committee or any administrative or other committee provided for in or contemplated by any such plan. Except with respect to the aforementioned health insurance benefits, nothing contained in this Agreement shall be construed to create any obligation on the part of the Employer to establish any such plan or to maintain the effectiveness of any such plan that may be in effect from time to time.

                (d) INSURANCE. The Employer will assume the payment obligations of Executive's life insurance policy in effect as of the date hereof; provided that Employer shall not be obligated to pay premiums in excess of $9,500 per year. The Employer shall ensure that Executive is added to Employer's directors and officers insurance policy with commercially reasonable coverage and policy limits effective on the Effective Date and Employer agrees to keep such insurance in effect throughout the term of this Agreement.

                (e) VACATION. The Executive shall be entitled to four weeks of vacation, such vacation time to accrue on a per-pay-period basis.

                (f) TAXATION OF PAYMENTS AND BENEFITS. The Employer shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. In the event that it is determined that any payment or distribution of any type to or for the benefit of the Executive made by the Employer, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of the Employer's assets (within the meaning of section 280G of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Code")) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of an employment agreement or otherwise (the "Total Payments"), would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (an "Excise Tax Restoration Payment") in an amount that shall fund the payment by the Executive of any Excise Tax on the Total Payments as well as all income taxes imposed on the Excise Tax Restoration Payment, any Excise Tax imposed on the Excise Tax Restoration Payment and any interest or


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        penalties imposed with respect to taxes on the Excise Tax Restoration or any Excise Tax.

                (g) EXPENSES. The Employer shall reimburse the Executive for all reasonable and necessary business related travel expenses incurred or paid by the Executive in performing his duties under this Agreement and which are consistent with applicable policies of the Employer. All payments for reimbursement of such expenses shall be made upon presentation by the Executive of expense statements or vouchers and such other supporting information as the Employer may from time to time reasonably request.

                (h) STOCK OPTIONS. As additional consideration for Executive's performance of services hereunder, effective upon the Effective Date, the Employer shall grant to Executive, pursuant to the Employer's Equity Incentive Plan, options (the "Options") to purchase 10,237,000 shares (subject to customary adjustment for splits, combinations and similar transactions) of Common Stock, $.001 par value per share, of the Employer. It is intended that the maximum amount of these Options as permitted under law qualify as an "incentive stock option" under Section 422 of the Code, and to the extent that all or any portion of the Options do not so qualify, the Options shall be treated as non-qualified options. The Options shall have an exercise price as determined by the Board of Directors as soon as practicable (subject to customary adjustment for splits, combinations and similar transactions) and shall expire on the tenth (10th) anniversary of the Effective Date. The Options will be subject to a vesting schedule such that one-third of the Options shall vest on the first anniversary of the Effective Date and one-twenty-fourth of the remaining Options shall vest each month thereafter. Not later than ten (10) days following the Effective Date, the Employer shall deliver to Executive an Award Agreement issued pursuant to Employer's 2000 Equity Incentive Plan governing the Options and containing the terms set forth in this Section 4(h). Additionally, the Award Agreement will provide that, upon termination of Executive's employment as a result of any of the events described in Section(s) 6(b) or (c) hereof, then, notwithstanding such termination, (A) the Options that would have vested but for such termination during the subsequent 12-month period will vest immediately, (B) such vested Options will continue to be exercisable for a period not to exceed ten (10) years from the grant date of such Options, and (C) any restrictions on the sale of the shares underlying the Options shall be removed by Employer, other than restrictions pursuant to applicable federal securities laws or pursuant to that certain Lock-Up and Voting Agreement dated the date hereof between the Employer, Employee and the Former MSI Stockholders named therein (the "Lock-Up Agreement"). Executive shall also be eligible to otherwise participate in Employer's Equity Incentive Plan subject to approval by the Board of Directors.

                (i) EXCLUSIVITY OF SALARY AND BENEFITS. The Executive shall not be entitled to any payments or benefits other than those provided under this Agreement.

        5. EXTENT OF SERVICE. During the Executive's employment under this Agreement, the Executive shall devote the Executive's full business time, best efforts and business judgment, skill and knowledge to the advancement of the Employer's interests and to the discharge of the

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Executive's duties and responsibilities under this Agreement. The Executive shall not engage in any other business activity, except as may be approved by the Board of Directors; PROVIDED, that nothing in this Agreement shall be construed as preventing the Executive from:

                (a) investing the Executive's assets in any company or other entity in a manner not prohibited by Section 7(d) and in such form or manner as shall not require any material activities on the Executive's part in connection with the operations or affairs of the companies or other entities in which such investments are made; and

                (b) engaging in religious, charitable or other community or non-profit activities that do not impair the Executive's ability to fulfill the Executive's duties and responsibilities under this Agreement.

                (c) accepting no more than two Board positions with other companies with prior approval of the Employer's Board of Directors.

        6. TERMINATION AND TERMINATION BENEFITS. Notwithstanding the provisions of Section 3, the Executive's employment under this Agreement shall terminate under the following circumstances set forth in this Section 6.

                (a) TERMINATION BY THE EMPLOYER FOR CAUSE. The Executive's employment under this Agreement may be terminated for "Cause" without further liability on the part of the Employer, effective immediately upon a vote of the Board of Directors and written notice to the Executive. Only the following shall constitute "Cause" for such termination:

                        (i) dishonest or fraudulent statements or acts of the Executive with respect to the Employer or any affiliate of the Employer;

                        (ii) the Executive's conviction of, or entry of a plea of guilty or nolo contendere for, (A) a felony or (B) any misdemeanor (excluding minor traffic violations) involving deceit, dishonesty or fraud;

                        (iii) willful and wanton conduct or willful misconduct of the Executive with respect to the Employer or any affiliate of the Employer; or

                        (iv) material breach by the Executive of any of the Executive's obligations under this Agreement, or any other agreement to which Executive and Employer are now or hereafter a party to.

                (b) TERMINATION BY THE EMPLOYER WITHOUT CAUSE. Subject to the payment of Termination Benefits pursuant to Section 6(d), the Executive's employment under this Agreement may be terminated by the Employer without Cause upon written notice to the Executive (a termination "Without Cause").

                (c) TERMINATION BY EXECUTIVE FOR GOOD REASON. The Executive may, at his option, terminate Executive's employment for "Good Reason" by giving a notice of


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        termination to Employer in the event that: (i) there is a failure of
        Employer (or successor employer) to promptly pay Executive's salary or additional compensation or benefits hereunder in accordance with this Agreement in any material respect, (ii) Executive is assigned duties substantially inconsistent with his title without Executive's prior written consent, (iii) Executive's principal place of employment is assigned to a geographic location not agreed to by Executive, or (iv) any other material violation or breach by Employer of this Agreement. It shall also be considered Good Reason for termination by Executive if, in the event of a Change of Control (as hereinafter defined), any successor employer fails to fully assume Employer's obligations under this Agreement. For the purposes of this Agreement, a "Change of Control" shall mean the occurrence of any of the following events: (A) a dissolution or liquidation of the Employer; (B) a sale or other disposition of all or substantially all of the Employer's assets; (C) a merger or consolidation involving the Employer in which stockholders of the Employer immediately prior to such transaction do not own a majority of the voting power of the Employer or its successor immediately after such transaction; or (D) a sale or other transfer of capital stock of Employer in one or a series of related transactions whereby an individual or "group" (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) which did not previously have direct or indirect "control" (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) of Employer acquires such control.

                (d) CERTAIN TERMINATION BENEFITS. Unless otherwise specifically provided in this Agreement or otherwise required by law, all compensation and benefits payable to the Executive under this Agreement shall terminate on the date of termination of the Executive's employment under this Agreement. Notwithstanding the foregoing, in the event of termination of the Executive's employment with the Employer (A) Without Cause pursuant to Section 6(b), (B) for Good Reason pursuant to
        Section 6(c) or (C) upon the non-renewal of this Agreement by the Employer upon the expiration of the Initial Term, the Employer shall provide to the Executive the following termination benefits ("Termination Benefits"):

                        (i) payment of the Executive's Salary at the rate then in effect pursuant to Section 4(a) for the period from the date of termination until the later of (X) the date that is twelve (12) months after the date of termination or (Y) the remainder of the Initial Term (the "Severance Period"). Salary payments will be made on a monthly basis.

                        (ii) a single, pro-rated bonus payment payable not later than thirty (30) days following the date of termination in an amount equal to the arithmetic mean of the bonus amounts paid to Executive pursuant to Section 4(b) hereof during the immediately preceding three years; provided that if this Agreement is terminated prior to the expiration of the Initial Term, the amount payable pursuant to this subclause (ii) shall be equal to (A) a pro rata amount of Executive's salary then in effect if this Agreement is terminated during the first year of the Initial Term, (B) a pro rata amount of Executive's first-year bonus if this Agreement is terminated during the second year of the Initial Term, or (C) a pro rata amount of

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                the arithmetic mean of the bonus amounts paid to Executive pursuant to Section 4(b) hereof during the first two years of the Initial Term if this Agreement is terminated during the third year after the date hereof.

                        (iii) continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. ss. 1161 ET SEQ. (commonly known as "COBRA"), with the cost of the regular premium for such benefits shared in the same relative proportion by the Employer and the Executive as in effect on the date of termination for twelve (12) months. If Executive does not enroll in the group health plan, but has an individual health policy instead, the monthly premium will be paid for up to twelve (12) months or the date the Executive is employed elsewhere, whichever first occurs.

                        (iv) continuation of the life insurance benefits described in Section 4(d) hereof for during the Severance Period.

                        (v) the rights respecting the Options as described and on the terms set forth in Section 4(h) hereof.

                        (vi) subject in all cases to the Lock-Up Agreement and the terms of any registration rights agreements between the Employer and the Executive then in effect, the grant of a demand registration right having customary terms covering all shares of capital stock of the Employer beneficially owned by the Executive pursuant to a Registration Rights Agreement substantially in the form of that certain Registration Rights Agreement dated October 10, 2000 between Employer and Equity Pier, LLC.

                        The Termination Benefits set forth in subclause (i) above shall be paid in equal monthly installments from the date of termination, and the Termination Benefits set forth in subclause (iii) above shall continue effective until the end of the Severance Period or the date the Executive is employed elsewhere, whichever first occurs. If the termination is for Good Reason following a Change of Control, the payment described in (i) above will be paid in full upon termination, not made payable on a monthly basis.

                        Notwithstanding the foregoing, nothing in this
        Section 6(d) shall be construed to affect the Executive's right to receive COBRA continuation (if enrolled in the group health plan) entirely at the Executive's own cost to the extent that the Executive may continue to be entitled to COBRA continuation after the Executive's right to cost sharing under Section 6(d)(iii) ceases.

                (e) DISABILITY. If the Executive shall be disabled so as to be unable to perform the essential functions of the Executive's then existing position or positions under this Agreement with reasonable accommodation, the Board may remove the Executive from any responsibilities and/or reassign the Executive to another position with the Employer during the period of such disability. Notwithstanding any such removal or reassignment, the Executive shall continue to receive the Executive's full Salary (less any disability pay


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        or sick pay benefits to which the Executive may be entitled under the
        Employer's policies) and benefits under Section 4 of this Agreement (except to the extent that the Executive may be ineligible for one or more such benefits under applicable plan terms) for a period of time equal to nine (9) months. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive's then existing position or positions with reasonable accommodation, the Executive may, and at the request of the Employer shall, submit to the Employer a certification in reasonable detail by a physician selected by the Employer to whom the Executive or the Executive's guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Employer's determination of such issue shall be binding on the Executive. Nothing in this Section 6(e) shall be construed to waive the Executive's rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. ss.2601 ET SEQ. and the Americans with Disabilities Act, 42 U.S.C. ss.12101 ET SEQ.

        7.      CONFIDENTIAL INFORMATION, NONCOMPETITION AND COOPERATION.

                (a) CONFIDENTIAL INFORMATION. As used in this Agreement, "Confidential Information" means information belonging to the Employer which is of value to the Employer in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Employer. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Employer. Confidential Information includes information developed by the Executive in the course of the Executive's employment by the Employer, as well as other information to which the Executive may have access in connection with the Executive's employment. Confidential Information also includes the confidential information of others with which the Employer has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive's duties under Section 7(b).

                (b) CONFIDENTIALITY. The Executive understands and agrees that the Executive's employment creates a relationship of confidence and trust between the Executive and the Employer with respect to all Confidential Information. At all times, both during the Executive's employment with the Employer and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Employer, except as may be necessary in the ordinary course of performing the Executive's duties to the Employer.

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                (c)     DOCUMENTS, RECORDS, ETC. All documents, records, data,
        apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Employer or are produced by the Executive in connection with the Executive's employment will be and remain the sole property of the Employer. The Executive will return to the Employer all such materials and property as and when requested by the Employer. In any event, the Executive will return all such materials and property immediately upon termination of the Executive's employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.

                (d) NONCOMPETITION AND NONSOLICITATION. Without the prior written consent of the Board of Directors, during the period that Executive is employed by Employer and until the later of (i) one (1) year thereafter, or (ii) the end of the Severance Period, the Executive
        (A) will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined); or (B) will refrain from directly or indirectly employing or engaging or attempting to employ or engage any person who is an employee of the Employer or recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Employer; and (C) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Employer. The Executive understands that the restrictions set forth in this Section 7(d) are intended to protect the Employer's interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. For purposes of this Agreement, the term "Competing Business" shall mean any business that provides or intends to provide the same or similar types of services or products as those provided or targeted by Employer or any of its subsidiaries in any geographic area served or targeted by Employer or any of its subsidiaries as of the date of termination. Notwithstanding the foregoing, the Executive may own up to two percent (2%) of the outstanding stock of a publicly held corporation. Notwithstanding anything contained herein that may be interpreted to the contrary, in the event that Employer materially breaches any of its obligations to pay Termination Benefits, this Section 7(d) shall not apply and shall be deemed to be deleted from this Agreement.

                (e) THIRD-PARTY AGREEMENTS AND RIGHTS. The Executive represents to the Employer that the Executive's execution of this Agreement, the Executive's employment with the Employer and the performance of the Executive's proposed duties for the Employer will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive's work for the Employer, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Employer any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

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                (f)     LITIGATION AND REGULATORY COOPERATION. During and after
        the Executive's employment, the Executive shall cooperate fully with the Employer in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Employer which relate to events or occurrences that transpired while the Executive was employed by the Employer. The Executive's full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Employer at mutually convenient times. During and after the Executive's employment, the Executive also shall cooperate fully with the Employer in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Employer. The Employer shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive's performance of obligations pursuant to this Section 7(f) and shall pay the Executive for his time at his annual salary rate in effect at the time of the termination of his employment.

                (g) DEVELOPMENTS. Executive will make full and prompt disclosure to the Employer of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, computer programs, formulae, techniques, trade secrets, graphics or images, audio or visual works, and other works of authorship (collectively "Developments"), whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by Executive (alone or jointly with others) or under Executive's direction during the period of his employment. Executive acknowledges that all work performed by Executive for Employer hereunder is on a "work for hire" basis, and Executive hereby assigns and transfers, and will assign and transfer, to the Employer and its successors and assigns all of Executive's right, title and interest, including but not limited to all patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions, in and to all Developments that
        (a) relate to the business of the Employer or any of the products or services of the Employer; (b) result from tasks assigned to Executive by the Employer; or (c) result from the use of personal property (whether tangible or intangible) owned, leased or contracted for by the Employer.

                (h) INJUNCTION. The Executive agrees that it would be difficult to measure any damages caused to the Employer which might result from any breach by the Executive of the promises set forth in this Section 7, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 8 of this Agreement, the Executive agrees that if the Executive breaches, or threatens to breach, any portion of this Agreement, the Employer shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Employer.

        8. ARBITRATION OF DISPUTES. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive's employment or

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the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association ("AAA") in Boulder, Colorado in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or the Employer may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity's agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 8 shall be specifically enforceable. Notwithstanding the foregoing, this Section 8 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; PROVIDED, that any other relief shall be pursued through an arbitration proceeding pursuant to this
Section 8.

        9. CONSENT TO JURISDICTION. To the extent that any court action is permitted consistent with or to enforce Section 8 of this Agreement, the parties hereby consent to the jurisdiction of the courts of the State of Colorado. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

        10. INTEGRATION. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter.

        11. ASSIGNMENT; SUCCESSORS AND ASSIGNS, ETC. Neither the Employer nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; PROVIDED, that, subject to the provisions hereof concerning a Change of Control, the Employer may assign its rights under this Agreement without the consent of the Executive in the event that the Employer shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon the Employer and the Executive, their respective executors, administrators, heirs and permitted successors or assigns.

        12. ENFORCEABILITY. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

        13. WAIVER. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

        14. NOTICES. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Employer or, in the case of the Employer, at 1140 Pearl Street, Boulder, CO 80302, ATTN: Board of Directors, and shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed.

        15. AMENDMENT. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Employer.

        16. GOVERNING LAW. This is a Colorado contract and shall be construed under and be governed in all respects by the laws of the State of Colorado, without giving effect to the conflict of laws principles of such State.

        17. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

        IN WITNESS WHEREOF, this Agreement has been executed by the Employer and by the Executive as of the Effective Date.

                                             FRONT PORCH DIGITAL, INC.:



                                             By: /s/ Michael Knaisch
                                                 -------------------------------
                                                 Name:  Michael Knaisch
                                                 Title: President



                                             EXECUTIVE:



                                             /s/ Thomas P. Sweeney III
                                             -----------------------------------
                                             Thomas P. Sweeney III